      Exhibit 4.3

AMENDED AND RESTATED AGREEMENT AS TO EXPENSES AND LIABILITIES

        AMENDED AND RESTATED AGREEMENT AS TO EXPENSES AND LIABILITIES dated as of September 30, 2005, between Florida Progress Corporation, a Florida corporation, Progress Energy, Inc., a North Carolina Corporation, and FPC Capital I, a Delaware business trust (the “Trust”).

        WHEREAS, the Trust issued its Common Securities, Series A (the “Common Securities”) to and received Notes (the “Notes”) from Florida Progress Funding Corporation, a Delaware corporation and wholly owned subsidiary of Florida Progress Corporation, and issue its 7.10% Cumulative Quarterly Income Preferred Securities, Series A (the “Preferred Securities”) with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of April 1, 1999, as the same may be amended from time to time (the “Trust Agreement”).

        WHEREAS, Florida Progress Funding Corporation directly or indirectly owns all of the Common Securities of the Trust and issued the Notes;

        WHEREAS, Florida Progress Corporation and Progress Energy, Inc. are guarantors of the Notes.

        NOW, THEREFORE, in consideration of the agreements and obligations set forth herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, Florida Progress Corporation, Progress Energy, Inc. and the Trust hereby agree as follows:

ARTICLE I

Section 1.1. Guarantee by Florida Progress Corporation and Progress Energy, Inc.

        Subject to the terms and conditions hereof, Florida Progress Corporation and Progress Energy, Inc. hereby jointly, severally, irrevocably and unconditionally guarantee to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the “Beneficiaries”) the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, “Obligations” means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

Section 1.2. Term of Agreement.

        This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Preferred Securities (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or any Beneficiary must restore payment of any sums paid under the Preferred Securities, under any Obligation, under the Guarantee Agreement dated the date hereof by Florida Progress Corporation, Progress Energy, Inc. and J.P. Morgan Trust Company, National Association (as successor guarantee trustee to The First National Bank of Chicago) or under this Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

Section 1.3. Waiver of Notice.

        Florida Progress Corporation and Progress Energy, Inc. hereby waive notice of acceptance of this Agreement and of any Obligation to which either applies or may apply, and Florida Progress Corporation and Progress Energy, Inc. hereby waive presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 1.4. No Impairment.

        The obligations, covenants, agreements and duties of Florida Progress Corporation and Progress Energy, Inc. under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a)     the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the obligations;

(b)     any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

(c)     the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust of any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, Florida Progress Corporation or Progress Energy, Inc. with respect to the happening of any of the foregoing.

Section 1.5. Enforcement.

        A Beneficiary may enforce this Agreement directly against Florida Progress Corporation or Progress Energy, Inc. and Florida Progress Corporation and Progress Energy, Inc. waive any right or remedy to require that any action be brought against the Trust, each other, or any other person or entity before proceeding against Florida Progress Corporation and Progress Energy, Inc.

Section 1.6. Subrogation.

        Florida Progress Corporation or Progress Energy, Inc. shall be subrogated to all (if any) rights of the Trust in respect of any amounts paid to the Beneficiaries by it under this Agreement; provided, however, that neither Florida Progress Corporation or Progress Energy, Inc. shall (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

ARTICLE II

Section 2.1. Binding Effect.

        All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of Florida Progress Corporation and Progress Energy, Inc. and shall inure to the benefit of the Beneficiaries.

Section 2.2. Amendment.

        So long as there remains any Beneficiary or any Preferred Securities of any series are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

Section 2.3. Notices.

        Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail), telex or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed or upon receipt of an answer-back, if sent by telex):

         FPC Capital I
         300 Delaware Avenue, Suite 319
         Wilmington, Delaware 19801
         Attention: Administrative Trustee

         Florida Progress Corporation
         One Progress Plaza
         St. Petersburg, Florida 33701
         Facsimile No.: (727) 820-5918
         Attention: Treasurer

         Progress Energy, Inc.
         410 South Wilmington Street
         Raleigh, North Carolina 27601
Attention: __________________

Section 2.4. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

        THIS AGREEMENT is executed as of the day and year first above written and at the location indicated below.

                                                     FLORIDA PROGRESS CORPORATION

                                                     By: /s/ Geoffrey S. Chatas
                                                     Name: Geoffrey S. Chatas
                                                     Title: Executive Vice President

                                                     Executed in Raleigh, North Carolina.

                                                     PROGRESS ENERGY, INC.

                                                     By: /s/ Geoffrey S. Chatas
                                                     Name: Geoffrey S. Chatas
                                                     Title: Executive Vice President and Chief Financial Officer

                                                     Executed in Raleigh, North Carolina.

                                                     FPC CAPITAL I

                                                          PROGRESS ENERGY SERVICE COMPANY, LLC, as Administrative
                                                          Trustee

                                                     By: /s/ Jeffrey M. Stone
                                                     Name: Jeffrey M. Stone
Title: Vice President

Executed in Raleigh, North Carolina.